Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 28, 2007, relating to the consolidated financial statements and financial statement schedule of Bio-Rad Laboratories, Inc. and subsidiaries, and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Bio-Rad Laboratories, Inc. for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

San Francisco, California
July 26, 2007